Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-263925, 333-267013, 333-273845, and 333-276872) and Form S-8 (Nos. 333-251370, 333-254701, 333-263908, and 333-270566) of 4D Molecular Therapeutics, Inc. of our report dated February 29, 2024 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
February 29, 2024